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                                                                   June 23, 1997

Comerica Bank

Mr. Patrick M. Randall
Valassis Communications, Inc.
36111 Schoolcraft Road
Livonia, Michigan 48150

     Re: Waiver regarding Revolving Credit Agreement dated as of August 11, 1995 as amended ('Credit Agreement')

Dear Mr. Randall:

     Having received approval and authorization from the Majority Banks, the Agent hereby confirms the waiver ('Waiver') by the Agent and the Majority Banks of Valassis Communications, Inc.'s ('VCI') noncompliance with the provisions of
Section 7.10 of the Credit Agreement and any Event of Default under Section 8.1(k) of the Credit Agreement arising solely as a result of the transaction described in your letter to Comerica Bank dated June 16, 1997, a copy of which is annexed hereto.

     This Waiver shall not be deemed to amend or alter in any respect the terms of the Credit Agreement or any of the other Loan Documents (including without limitation all conditions or requirements for Advances, and any other financial or other covenants), or to constitute a waiver or release by any of the Banks or Agent of any right, remedy, Default or Event of Default under the Credit Agreement or any of the other Loan Documents, except as expressly set forth above.

     Except as specifically defined to the contrary herein, capitalized terms used in this Waiver shall have the meanings given them in the Credit Agreement. This Waiver shall not become effective unless and until countersigned by VCI (in the space provided below) and returned to the Agent within five (5) Business Days from the date of this letter.

                                          Very truly yours,

                                          COMERICA BANK

                                          By: Thomas J. Parnell
                                              -------------------.
                                           Its: Vice President

VCI hereby acknowledges the Waiver
on the foregoing terms this 25th
day of June, 1997:

VALASSIS COMMUNICATIONS, INC.

By: /s/ Barry P. Hoffman
------------------------------
By: Barry P. Hoffman, Esq.
Its: Secretary



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[LOGO of Valassis Communications]

June 16, 1997

Mr. Scot Zimmerman
Comerica Bank
P.O. Box 75000
Detroit, MI 48275-3327

Dear Scot:

As you know, Valassis Communications announced on June 6 that we have filed a Form S-3 Registration Statement with the Securities and Exchange Commission. This Statement was filed because Conpress International (Netherlands Antilles) N.V., an affiliate of Consolidated Press Holdings Limited, is planning to sell approximately 13 million of its 20.2 million shares of Valassis common stock. This sale will reduce their interest from approximately 50% to less than 18%.

This transaction will trigger an Event of Default under Section 8.1(k) of our Revolving Credit Agreement. In addition, since Valassis has entered into an agreement to assist Conpress with the registration and sale of these shares, this may fail the negative covenant text found in Section 7.10 (preventing transactions with affiliates). In order to avoid default, we are requesting that the Bank Group issue a waiver on this entire transaction as soon as possible since this sale is expected to occur by early July. Ideally, this waiver should also specifically refer to these two sections so that there is no confusion.

I have attached a copy of the press release announcing this transaction for your reference. Please note that Valassis will not receive any of the proceeds of this offering.

As always, I appreciate the Bank Group's prompt response in responding to our request. If you or the other banks have any questions, please call me at (313) 591-4949.

Sincerely,

VALASSIS COMMUNICATIONS, INC.

Patrick M. Randall

Assistant Treasurer

PMR/dmr
Attachment


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